Exhibit 99.1

STR HOLDINGS TO BEGIN TRADING ON THE OTC PINK MARKETPLACE UNDER THE TICKER SYMBOL “STRI”

Enfield, Conn. — September 29, 2015 — On September 29, 2015, STR Holdings, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that it was not in compliance with the continued listing standards set forth in Section 802.01B of the NYSE Listed Company Manual due to its failure to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million. The NYSE informed the Company that trading in the Company’s common stock has been suspended as of Tuesday, September 29, 2015. The NYSE also notified the Company that it intends to apply to the Securities and Exchange Commission to delist the Company’s common stock.

The Company expects that its common stock will be traded on the OTC Pink Marketplace beginning on Wednesday, September 30, 2015 under the ticker symbol “STRI.” The Company expects transition of the Company’s common stock to the OTC Pink Marketplace will have no effect on the Company’s shares and the Company’s shareholders remain owners of the common stock and will be able to trade the stock on the OTC Pink Marketplace as of September 30, 2015. In addition, the transition to the OTC Pink Marketplace does not change the Company’s obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.  The Company is in the process of applying to the OTCQX Marketplace, which is the highest tier on the OTC Marketplace.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements may include words such as “anticipate,” “believe,” “expect,” “intend,” “may” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events. Such forward-looking statements are subject to certain risks and uncertainties, including whether a trading market for the Company’s common stock will exist on the OTC Marketplace and other factors disclosed by the Company from time to time in its filings with the SEC, including those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update such statements.

Company Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com